Exhibit 99

777 E. Wisconsin Ave.
Milwaukee, WI 53202
USA
Fax: 414.382.5560

News Release

Contact:       Matthew Gonring
Rockwell Automation
414-382-5575

Rockwell Automation Reports Second Quarter Earnings of 41 Cents Per Share

o	Raises full year EPS expectation to $1.55 to $1.60 per share

MILWAUKEE (April 27, 2004) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2004 second quarter net income of $78.3 million compared to fiscal 2003 net income of $49.0 million. Diluted earnings per share for the second quarter were 41 cents, up 58 percent compared to 26 cents in the second quarter of 2003.

Sales for the second quarter were $1,112.9 million, up 8 percent compared to $1,029.4 million in the second quarter of 2003. Revenue growth excluding the effect of currency translation was 4 percent.

Keith D. Nosbusch, president and chief executive officer, commented, “The second quarter results clearly demonstrate the earnings power of this business and the operating leverage produced by our focus on operational efficiencies. This quarter’s results reflect a favorable mix of Logix integrated architecture products, control platform products, industrial control components, and software.”

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Nosbusch added, “In the quarter, we saw further evidence of a sustained, gradual recovery in the pace of activity in the industrial automation market. In addition to increased maintenance and repair outlays by customers, we are encouraged by indications that customers are advancing capital project activities.”

Nosbusch concluded, “Our revenue growth expectations for fiscal 2004 remain at 4 percent to 6 percent, excluding the effect of currency. The level of profitability on second quarter revenues was exceptional, and we expect profit margins to continue at about second quarter levels until the anticipated increase in customer project spending materializes. Accordingly, we now expect full-year diluted EPS from continuing operations in the range of $1.55 to $1.60, excluding the tax benefit recorded in the first quarter.”

Following is a discussion of second quarter results for each business.

Control Systems

Control Systems second quarter sales increased 8 percent to $897.0 million from $830.4 million in the second quarter of 2003. Five percentage points of the growth was due to the effect of currency translation. The increase in sales was driven primarily by the Logix platform business which grew by approximately 25 percent. Segment operating earnings were $132.0 million, an increase of 41 percent compared to $93.4 million in 2003’s second quarter. The increase in segment operating earnings was due to favorable product mix, productivity improvements, and higher volume. Control Systems return on sales was 14.7 percent in 2004’s second quarter compared to 11.2 percent in 2003.

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Power Systems

Power Systems second quarter sales increased 5 percent to $182.6 million from $174.6 million in last year’s second quarter. Second quarter segment operating earnings were $13.8 million compared to $15.5 million in the second quarter of 2003. Segment operating earnings in 2004 include $3.7 million of charges related to employee costs and asset impairments associated with a plant closure and the discontinuation of product lines. Power Systems return on sales was 7.6 percent versus 8.9 percent in the second quarter of 2003.

Rockwell FirstPoint Contact

Rockwell FirstPoint Contact sales in the second quarter were $33.3 million compared to $24.4 million in 2003’s second quarter. The increase in sales is primarily the result of the shipment of two large projects in the quarter. Segment operating earnings were $5.7 million for the quarter compared to breakeven in the second quarter of 2003. The higher segment operating earnings in 2004 are primarily due to higher volume. Results for the balance of the year are expected to return to first quarter levels.

Other Items

Second quarter 2004 general corporate expenses were $22.5 million compared to $13.9 million in the second quarter of 2003. The increase is in part the result of charges due to higher estimated future costs for environmental remediation at three legacy sites, a contribution to the company’s charitable corporation, and costs associated with corporate staff changes.

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Interest expense in the second quarter of 2004 was $10.2 million compared to $14.7 million in the second quarter of 2003. The decrease was primarily the result of the retirement at maturity of the company’s $150 million principal amount of 6.80% notes in April 2003.

Cash Flow

In the second quarter of 2004, the company made a voluntary contribution of $50 million to its U.S. qualified pension plan trust. Including the effect of this contribution, free cash flow for the first six months of 2004 was $243.1 million, compared to $159.0 million for the first six months of 2003. Free cash flow for the second quarter was $115.0 million compared to $70.0 million in the second quarter of 2003. The strong cash flow performance is the result of continued focus on cash generation, in particular capital spending discipline. In addition, through the first six months of 2004, the company received net refunds from various taxing authorities of approximately $30 million. The company defines free cash flow as cash provided by operating activities reduced by capital expenditures.

On April 23, 2004 the company made an additional voluntary contribution of $75 million to the company’s U.S. qualified pension plan trust.

Business Developments

Rockwell Automation continued to expand in its served markets through the greater adoption of the Logix integrated architecture. A series of contract wins across a breadth of industries and control disciplines demonstrates this continued expansion. Key sales included a major food industry OEM, a major ship building OEM, a major semiconductor company, and Stora Enso for equipment and software as part of the company’s No. 26 paper machine upgrade.

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Logix integrated control and information architecture products also contributed to the new Pepperidge Farm Bloomfield, Conn. plant being named Food Engineering’s Plant of the Year. In profiling the company in its most recent issue, the magazine writes that the new plant, “leveraged advances in control technology previously unavailable.”

Rockwell Automation’s presence in the process market continued to expand during the quarter. Highlights included:

o	A $12 million contract with a North American major pipeline operator to control the pipeline transport pumps that move one million barrels of crude oil per day.

o	A $7.7 million contract with Syncrude Canada Ltd. to help increase production at the company’s Ft. McMurray site in Alberta.

A conference call to discuss Rockwell Automation’s financial results will take place at 10 A.M. Eastern Time on April 27. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believes,” “estimates,” “expect(s),” “anticipates,” “will,” “intends” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to economic and political changes in international markets where the company competes, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which the company has no control; demand for and market acceptance of new and existing products, including levels of capital spending in industrial markets; successful development of advanced technologies; the availability and effectiveness of our information technology systems; competitive product and pricing pressures; future terrorist attacks; epidemics; intellectual property infringement claims by others and the ability to protect our intellectual property; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. The company also is a provider of contact management technologies and applications that help companies more efficiently manage interaction with their own customers. Headquartered in Milwaukee, Wisconsin, the company employs about 20,000 people serving customers in more than 80 countries.

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ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,

	2004	2003	2004	2003

Sales
Control Systems	$897.0	$830.4	$1,725.8	$1,617.5
Power Systems	182.6	174.6	344.1	345.4
FirstPoint Contact	33.3	24.4	58.7	50.1

Total Sales	$1,112.9	$1,029.4	$2,128.6	$2,013.0

Segment Operating Earnings (Loss)
Control Systems	$132.0	$93.4	$232.5	$179.3
Power Systems	13.8	15.5	22.9	23.6
FirstPoint Contact	5.7	–	6.5	(0.4)

Total Segment Operating Earnings	151.5	108.9	261.9	202.5
Purchase Accounting Amortization	(6.9)	(6.8)	(13.7)	(13.3)
General Corporate - Net	(22.5)	(13.9)	(39.4)	(26.3)
Loss on Disposition of a Business	–	(8.4)	–	(8.4)
Interest Expense	(10.2)	(14.7)	(20.7)	(29.8)
Income Tax Provision (see Note 1)	(33.6)	(16.1)	(52.2)	(34.0)

Income from Continuing Operations	78.3	49.0	135.9	90.7
Income from Discontinued Operations (see Note 2)	–	–	4.6	–

Net Income	$78.3	$49.0	$140.5	$90.7

Diluted Earnings Per Share:
Continuing Operations	$0.41	$0.26	$0.71	$0.48
Discontinued Operations	–	–	0.02	–

Net Income	$0.41	$0.26	$0.73	$0.48

Average Diluted Shares	192.1	190.4	192.2	189.9

(1)	Includes a net benefit of $4.3 million in the first quarter of 2004 related to additional state tax benefits associated with a previously reported U.S. federal research and experimentation tax credit settlement in 2003.

(2)	Includes income of $7.6 million ($4.6 million after-tax, or 2 cents per share) from a final judgment in a legal proceeding related to the Company’s former operation of the Rocky Flats facility of the Department of Energy.

7 ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	March 31, 2004	September 30, 2003

ASSETS
Cash	$353.8	$226.4
Receivables	689.9	683.7
Inventories	557.8	541.6
Deferred income taxes	155.7	164.2
Other current assets	110.7	120.5

Total current assets	1,867.9	1,736.4
Property	879.9	925.4
Goodwill	808.1	798.2
Other intangible assets	339.1	344.1
Other assets	173.6	182.2

Total	$4,068.6	$3,986.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$0.3	$8.7
Accounts payable	330.5	327.1
Compensation and benefits	173.4	170.6
Income taxes payable	49.0	15.0
Other current liabilities	302.0	298.6

Total current liabilities	855.2	820.0
Long-term debt	766.0	764.0
Retirement benefits	635.7	656.7
Deferred income taxes	22.6	37.4
Other liabilities	123.0	121.4
Shareowners’ equity	1,666.1	1,586.8

Total	$4,068.6	$3,986.3

8 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Six Months Ended March 31,

	2004	2003

CONTINUING OPERATIONS:
OPERATING ACTIVITIES:
Income from continuing operations	$135.9	$90.7
Adjustments to arrive at cash provided by operating activities:
Depreciation	82.1	86.0
Amortization of intangible assets	14.6	10.9
Pension trust contributions	(50.0)	–
Loss on disposition of a business	–	8.4
Receivables	12.7	18.7
Inventories	(10.4)	0.6
Accounts payable	(2.6)	(7.4)
Compensation and benefits	0.6	(1.5)
Income taxes	51.0	(22.5)
Changes in other assets and liabilities	46.3	16.8

Cash provided by operating activities	280.2	200.7

INVESTING ACTIVITIES:
Capital expenditures	(37.1)	(41.7)
Acquisitions of businesses, net of cash acquired	–	(24.9)
Other investing activities	2.6	(6.9)

Cash used for investing activities	(34.5)	(73.5)

FINANCING ACTIVITIES:
Repayments of debt	(8.4)	(3.1)
Cash dividends	(61.5)	(61.3)
Purchases of treasury stock	(99.9)	(66.2)
Proceeds from the exercise of stock options	46.2	32.6
Other financing activities	(0.9)	(1.5)

Cash used for financing activities	(124.5)	(99.5)

Effect of exchange rate changes on cash	(3.0)	(21.4)

Cash provided by continuing operations	118.2	6.3
Cash provided by discontinued operations	9.2	–

Increase in cash and cash equivalents	$127.4	$6.3

FREE CASH FLOW:
Cash provided by operating activities	$280.2	$200.7
Capital expenditures	(37.1)	(41.7)

Free cash flow (see Note 1)	$243.1	$159.0

(1)	The company’s definition of free cash flow, which is an internal performance measurement, may be different from definitions used by other companies.

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ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Income Excluding Income Tax Benefits

The company’s press release contains information regarding income excluding the income tax benefit in 2004 related to a previously announced settlement of a U.S. federal research and experimentation credit refund claim in 2003, which is a non-GAAP financial measure. Management believes that income excluding such income tax benefits is useful to investors since the combined benefit related to the settlement is not indicative of the magnitude of tax benefits the company may recognize in the future. Management uses income excluding such income tax benefits to monitor the performance of the company.

Free Cash Flow

The company’s press release contains information regarding free cash flow, which is a non-GAAP financial measure. The company’s definition of free cash flow takes into consideration capital investment required to maintain the operations of the company and execute its strategy. Management believes that free cash flow provides useful information to investors regarding the company’s ability to generate cash from business operations that is available for acquisitions and other investments, debt service, dividends and share repurchases. Management uses free cash flow as one measure to monitor and evaluate the performance of the company.

The following table summarizes free cash flow by quarter for the company:

	Quarter Ended

	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004

Cash provided by operating activities	$103.8	$96.9	$77.0	$158.4	$144.3	$135.9
Capital expenditures	(14.8)	(26.9)	(29.2)	(37.9)	(16.2)	(20.9)

Free cash flow	$89.0	$70.0	$47.8	$120.5	$128.1	$115.0

Effect of Currency Translation on Sales

The company’s press release contains information regarding the effect of currency translation on sales. Management believes this provides useful information to investors since it reflects performance of the company without the effect of changes in currency rates, which is outside the control of management. Management uses sales excluding translation to monitor and evaluate the company’s regional performance.

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding translation for the second quarter of 2004:

	Quarter Ended March 31, 2004

	Sales	Currency Translation	Sales Excluding Currency Translation

United States	$499.8	$–	$499.8
Canada	72.4	(9.0)	63.4
Europe, Middle East, Africa	195.6	(26.8)	168.8
Asia-Pacific	93.2	(6.6)	86.6
Latin America	36.0	(2.1)	33.9

Total	$897.0	$(44.5)	$852.5

The following is a reconciliation for the company of reported sales to sales excluding translation for the second quarter of 2004:

	Quarter Ended March 31, 2004

	Sales	Currency Translation	Sales Excluding Currency Translation

United States	$689.6	$–	$689.6
Canada	80.5	(10.0)	70.5
Europe, Middle East, Africa	207.6	(28.3)	179.3
Asia-Pacific	96.5	(6.8)	89.7
Latin America	38.7	(2.1)	36.6

Total	$1,112.9	$(47.2)	$1,065.7

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